COMMUNICATIONS/USA, INC.


                              FINANCIAL STATEMENTS

                            COMMUNICATIONS/USA, Inc.


                               TABLE OF CONTENTS

                          Year Ended December 31, 1996

                                     and

                  For the Period May 10, 1995 (Date of Inception)
                              to December 31, 1996


INDEPENDENT AUDITOR'S REPORT                                        Front

FINANCIAL STATEMENTS

     Consolidated Balance Sheet                                        1

     Consolidated Statement of Operations                              2

     Consolidated Statement of Shareholders' Equity                    3

     Consolidated Statement of Cash Flows                              4

     Notes to Financial Statements                                     5

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Communications/USA, Inc.
Clearwater, Florida


I have audited the accompanying consolidated balance sheets of Communications/ USA, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1996 and for the period May 10, 1995 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Commuications/USA, Inc. and Subsidiaries as of December 31, 1996 and 1995 and the results of its operations and cash flows for the year ended 1996 and for the period May 10, 1995 (date of inception) then ended in conformity with generally accepted accounting principles.



/s/Richard C. Gates
Richard C. Gates, CPA


April 3, 1997
West Palm Beach, Florida


COMMUNICATIONS/USA, INC.
CONSOLIDATED BALANCE SHEET
December 31, 1996 and 1995

                                                                  1996            1995
ASSETS
  Current assets
  Cash and cash equivalents                                    $   52,752       $    94,120
  Accounts receivable                                              39,685            94,942
  Other current assets                                             19,276             1,400
            Total current assets                                  111,713           190,462

Property and equipment - net                                      335,288           225,667
Intangible assets - net                                           835,376           875,641

                                                               $1,282,377        $1,291,770

	LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
  Current portion of long-term debt - banks                   $    27,333            24,804
  Obligations under capital leases - current                       44,346            33,020
  Current portion of long-term debt - shareholders                 48,198           136,025
  Accounts payable                                                 15,978            26,163
  Accrued expenses                                                 59,538            28,528
           Total current liabilities                              195,393           248,540

Long-term liabilities
  Long-term debt, less current portion                             89,517           325,544
  Obligations under capital leases, less current portion           54,703            79,962
  Loans payable - shareholders, less current portion              118,693           150,615
            Total long-term debt                                  262,913           556,121

            Total liabilities                                     458,306           804,661

Commitments

Stockholders' equity
  Preferred stock - 14% cumulative, convertible preferred
   stock, $3.75 par value, 5,000,000 authorized, 23,750
   issued and outstanding                                          89,062            89,062
  Common stock - $.01 par value, 6,000,000 authorized,
   shares issued and outstanding 3,990,809 in 1996 and
   4,601,131 in 1995                                               39,908            46,011
  Additional paid-in capital                                      958,872           504,702
  Retained deficit                                               (263,771)         (152,666)
                                                                  824,071           487,109

                                                               $1,282,377        $1,291,770




See accompanying notes and accountant's report.


COMMUNICATIONS/USA, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
For the Year ended December 31, 1996 and For the Period
May 10, 1995 (date of inception) to December 31, 1995


                                                                  1996               1995
Operating revenues                                             $1,069,550             65,137

Cost of operating revenues                                        130,151             32,528

Gross profit                                                      939,399             32,609

General and administrative expenses                               835,486            118,883

Other operating expenses
  Depreciation                                                     42,341              2,752
  Amortization                                                     40,264             10,049

                                                                  918,091            131,684

Operating income (loss)                                            21,308            (99,075)

Other income (expense)
  Interest income                                                       0                291
  Interest expense                                               (119,944)           (37,723)
  Loss on disposal of asset                                             0            (11,074)
                                                                 (119,944)           (48,506)

Net loss  -  accumulated during the development stage                   0           (147,581)

Net income  -  accumulated subsequent to the
  development stage                                               (98,636)
Preferred stock dividends                                         (12,469)            (5,085)

Net loss applicable to common stock                             ($111,105)         ($152,666)



Number of shares used per common share computation              4,548,927          3,898,837

Earnings (Loss) per common share:                                  ($0.02)            ($0.04)











See accompanying notes and accountant's report.

COMMUNICATIONS/USA, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
For the Year Ended December 31, 1996 and
For the Period May 10, 1995 (date of inception) to December 31, 1995
																		Additional												COMMUNICATIONS/USA, INC.

                                                                                         Additional
                                                                                         Paid-In       Cash    Retained
                                                 Preferred Stock    Common Stock         Capital     Received  Deficit   Total
                                                 Shares   Amount    Shares     Amount

For the Period May 10, 1995 (date of inception)
 to December 31, 1995
  Issuance of common stock                            0   $     0   3,519,000  $ 35,190  ($ 35,190)  $      0            $      0
  Preferred & common stock issued
    from a private placement memoranda           21,250    89,062      51,267       512    362,134    451,709             451,708
  Orion I Partnership acquisition                     0         0     191,777     1,918    304,925     95,900             306,843
  Orion II Partnership acquisition                    0         0      26,587       266     42,273     13,300              42,539
  Issued common stock as advance on
    purchase of SW Florida                            0         0     500,000     5,000          0          0               5,000
  Acquired Gulf Coast Communications, Inc.            0         0     250,000     2,500          0          0               2,500
  Acquired Voice-Tel of Southwest
    Florida, Inc.                                     0         0      62,500       625          0          0                 625
  Capitalized costs of stock and private
    placement issues                                  0         0           0         0   (169,440)         0            (169,440)
  Net loss for period - accumulating during
    development stage                                 0         0           0         0          0          0  (147,581) (147,481)
  Preferred stock dividend 14%                        0         0           0         0          0          0    (5,085)   (5,085)
                                                 21,250    89,062   4,601,131    46,011    504,702    560,909  (152,666)  487,109

For the Year Ended December 31, 1996 and
  Common stock issued from a 504 private
    placement memorandum                              0         0      33,733       337    230,730    231,067             231,067
  Stock canceled                                      0         0    (644,055)    6,440      3,440     (3,000)             (3,000)
  Capital contribution to cancel debt                 0         0           0         0    220,000                        220,000
  Net income for period  -  accumulated
   subsequent to the development stage                0         0                                               (98,636)  (98,636)
  Preferred stock dividend 14%                        0         0           0         0          0          0   (12,469)  (12,469)
                                                      0         0    (610,322)   (6,103)   454,170    228,067  (111,105)  336,962
                                                  21,250  $89,062   3,990,809  $ 39,908   $958,872   $788,976 ($263,771) $824,071






See accompanying notes and accountant's report.

COMMUNICATIONS/USA, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Year Ended December 31, 1996 and For the Period
May 10, 1995 (date of inception) to December 31, 1995

                                                                           1996            1995
Cash flows from operating activities
  Net loss                                                             ($  98,636)      ($ 147,581)
  Adjustments to reconcile net loss to net cash
  (used for) provided by operating activities:
    Depreciation                                                           42,341            2,752
    Amortization                                                           40,264           10,049
    Accrued interest expense                                               15,000            5,000
    Change in noncash current assets and liabilities, net of
     effects of businesses acquired and noncash transactions:
       Accounts receivable                                                 55,257          (66,325)
       Other current assets                                               (17,876)          (1,400)
       Accounts payable and accrued expenses                               20,826           33,355
            Net cash provided (used) for operating activities              57,176         (164,150)

Cash flows from investing activities
  Acquisition of equipment                                               (114,721)          (3,883)
  Payment for businesses acquired, net of cash acquired and including
   other cash payments associated with the acquisitions                         0          (35,602)
            Net cash used for investing activities                       (114,721)         (39,485)

Cash flows from financing activities
  Proceeds from bank loan                                                        0         200,000
  Proceeds from loan from shareholder                                      160,000               0
  Repay bank debt                                                          (28,498)         (1,401)
  Repay debt to shareholder                                               (295,179)       (345,000)
  Repay lease obligations                                                  (35,744)         (2,467)
  Proceeds from issuance of preferred and common stock                           0          89,062
  Cash received from private placement memoranda                           231,067         362,647
  Stock cancelled                                                           (3,000)              0
  Preferred stock dividends paid                                           (12,469)         (5,085)
            Net cash provided for financing activities                      16,177         297,756

Net change in cash                                                         (41,368)         94,121

Cash at beginning of year                                                   94,121               0

Cash at end of year                                                        $52,753         $94,121

Supplemental disclosures:
  Cash flow information
    Cash paid during the year for interest:                                $86,374         $32,432
      Non-cash financing transactions
        Capital lease obligations & debt incurred fo
         use of equipment                                                   37,241         224,536
        Fair value of assets acquired                                            0       1,138,843
        Treasury stock issued                                                    0         357,507
        Liabilities assumed                                                      0         915,174



See accompanying notes and accountant's report.

COMMUNICATIONS/USA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



December 31, 1996


1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Purpose - Communications/USA, Inc. (the "Company"), formally Eagle South Company, Inc., was organized under the laws of the State of Florida in 1992. It was dormant until June 5, 1995, when the Company acquired all assets of two Florida partnerships organized to purchase airtime to provide interactive video and data services to the public. On November 29, 1995, Gulf Coast Communications, Inc. ("GCC"), a Voice-Tel franchisee, was purchased by the Company. On December 23, 1995, the assets of another Voice-Tel franchise operating across central Florida from Melbourne to Fort Myers were purchased.

Principles of Consolidation - The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary, Com/Tel, Inc. and its subsidiary, Gulf Coast Communications, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents - Represents actual balances in banks or invested in liquid short term investments with maturities of three months or less when purchased. All of the balances are owned by the Company and are not encumbered in any manner.

Concentration of Credit Risk - The Company extends credit to customers, generally located in Central and South Florida, on an unsecured basis in the normal course of business. One concern, Amway, Inc., Ada, Michigan, represents a little over 50% of the income of the operating subsidiaries of the Company. The Company has policies governing the extension of credit and collection of amounts due from customers.

Impairment of Long Lived Assets  -   In March 1995, the Financial Accounting
Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of (FAS 121)." FAS 121 addresses the accounting for the impairment of long-lived assets, certain intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. On an ongoing basis, management evaluates the recoverability of the net carrying value of property, equipment and intangible assets by reference to the Company's anticipated net future cash flows generated by those assets and comparison of carrying value to management's estimates of fair value, generally determined by using certain accepted industry measures of value.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable and prudent. Actual results could differ from those estimates.

Property and Equipment and Intangible Assets - Property and equipment are recorded at cost. Historical net carrying value is used in the case of assets contributed or at appraised value in the case of assets obtained through purchase of assets. The equipment is depreciated over its estimated useful life. Repairs and maintenance are expensed.

Intangible assets are fees paid to obtain the franchises of Voice-Tel in the Tampa/St.Petersburg/ Clearwater area and Southwest Florida. Intangibles also include goodwill, customer lists and various other items acquired when purchasing various voice messaging concerns. They are being amortized over their estimated useful lives ranging from 15 to 20 years.

Compensated Absences - Compensated absences have not been accrued as they cannot be reasonably estimated.

Income Taxes - Income taxes are provided for the tax effects of transactions reported in the financial statements. No differences exist between book and tax transactions. The Company accounts for income taxes in accordance with FASB 109.

Earnings per Common Share - Earnings (loss) per common share was computed by dividing net income applicable to common stock by the weighted average number of shares of common shares outstanding during the period. There are no common stock equivalents or other dilutive securities outstanding.


2  -  DEVELOPMENT STAGE OPERATIONS

The Company was considered in its development stage until December 31, 1995 as it had no significant income from operations to that date.


3  -  PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

Property and equipment consisted of the following:


                                                1996              1995
Computers furniture and equipment            $  22,147          $ 92,996
Voice messaging equipment - purchased          157,234              -
Voice messaging equipment - leased             201,000           135,423
                                               380,381           228,419
Less accumulated depreciation                   45,093             2,752
                                             $ 335,288          $225,667

Depreciation expense for the 1996 and 1995 was $ 42,341 and $2,752 respectively.

Intangible assets consisted of the following:

                                       1996           1995
Franchise costs                     $  291,736     $  291,736
Customer lists                         352,626        352,626
Goodwill                               241,328        241,328
                                       885,690        885,690
Less accumulated amortization           50,314         10,049
                                    $  835,376     $  875,641

 Amortization expense for 1996 and 1995 was $40,264 and $10,049 respectively.


4  -  LONG-TERM DEBT

The Company's long-term debt consisted of the following:

                                        1996               1995
1.  Commerce Atlantic, Inc.           $      -           $  205,000
2.  Sun Trust of Florida, Inc.             58,068            69,448
3.  V-T Franchise, Inc.                    58,782            75,900
                                          116,850           350,348
Less current portion of
long-term debt                             27,333            24,804
                                       $   89,517        $  325,544

         1. Commerce Atlantic, Inc. - The loan was a bridge loan secured by the Company's receivables and inventories. The loan carried an interest rate of 6% per annum. The loan was paid in 1996 by a third party who, at the time, was the Company's controlling shareholder by contribution of additional paid-in capital.

        2. Sun Trust of Florida - The loan was assumed with the purchase of assets of Voice Tel of Southwest Florida, Inc. secured by voice messaging equipment. It is an installment loan with payments of $1,583 per month including principal and interest at 10% for 60 months to November, 2000.

         3. V-T Franchise, Inc. - The loan is secured by the Voice Tel Franchise. It is an installment loan with payments of $1,988 per month including principal and interest at 10% for 48 months to November, 1999. The loan is secured by certain assets of the Company.

Interest expense for 1996 and 1995 was $119,943 and $37,723 respectively. There are no debt discount nor debt issue costs.

Annual principal payments of long-term debt subsequent to December 31, 1996 are: 1997 $27,333; 1998 $34,579; 1999 $38,542; 2000 $16,396.

5  -  RELATED PARTIES TRANSACTIONS

The Company owes $166,891 to various shareholders for purchase of stock of a subsidiary and assets of a voice messaging company. The notes bear interest ranging from 7% to 10%. Annual principal payments subsequent to December 31, 1996 are: 1997 $48,198; 1998 $46,738; 1999 $32,136; 2000 $33,930; and
2001 $5,889.

The Company has employment and consulting agreements with certain shareholders that are also active in the management of the Company. The expense for 1996 was $ 43,500 . The commitment is as follows: 1997 - $230,000; 1998 -
$120,000; 1999 - $120,000; 20000 - $90,000.  The agreements also allow for the
Company to pay reasonable business expenses and cost of living increases.


6  -  LEASE COMMITMENTS

The Company leased office space and certain telephone equipment under various noncancelable operating and capital leases. The original term of the capital leases are for a period of no less than 60 months and no more than 66 months. Interest rates vary between 18% and 21%. At December 31, 1996 and 1995, the book value of lease equipment is $126,158 and $133,166 respectively.

The following is a schedule by years of future minimum lease payments under the operating and capital leases together with the present value of the net minimum capital lease payments as of December 31, 1996.

                                 Operating           Capital
                                   Leases            Leases
1997 . . . . . . . . . . . .     $   21,951          59,836
1998 . . . . . . . . . . . .         13,610          49,619
1999 . . . . . . . . . . . .         11,591           8,824
2000 . . . . . . . . . . . .          6,610           6,571
2001 . . . . . . . . . . . .           -                548
Thereafter . . . . . . . . .           -                 -
                                 $   53,762         125,398

Less amount representing
interest and executory costs                         26,348
Present value of net minimum
lease payments                                       99,050
Less current portion                                 44,346
                                                  $  54,704


     Franchise Commitments  -   In addition to the initial franchise cost, the
Company is obligated to pay monthly a royalty equal to 8% of gross revenues. The Company also pays to a marketing fund of the Franchiser 2% of its gross revenues which the Franchiser manages and spends to advertise and promote the Voice-Tel system.

8  -  FAIR VALUE OF FINANCIAL INSTRUMENTS

FAS No. 107 "Disclosure about Fair Value of Financial Instruments" requires the Company to report the fair value of financial instruments, as defined. Assets and liabilities, which are recorded at contractual amounts that approximate market value, include cash and cash equivalents, receivables, certain other assets and prepaid expenses, payables and short-term and long-term debt. The market value of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of these instruments and their interest rates.


9  -  INCOME TAXES

At December 31, 1996, the Company recorded deferred tax assets resulting from net operating losses of $251,302 less a valuation allowance of $251,302. The losses can be carried forward 15 years to 2011.


10  -  SUBSEQUENT EVENTS

On February 15, 1997, at a special shareholder's meeting, it was decided to reduce the authorized capitalization from 50,000,000 common shares to 6,000,000 common shares. The Articles of Incorporation are in the process of being amended.

On March 24, 1997, the Company signed a non-binding letter of intent with Premier Technologies, Inc., ("Premier"), an Atlanta, Georgia based company, whereby Premier will acquire all the stock of the Company in a stock for stock exchange. As of the date of these financial statements, there has been no further negotiations between the two companies.

Management expects that, if the two parties are in agreement as to the terms of the transactions, a closing will occur by May 31, 1997.